                      NOTE SECURED BY DEED OF TRUST


$40,000.00        Irvine, California     Date:  February 21, 1997

On or before April 1, 2004, for value received, I promise to pay to First Alliance Mortgage Company or order, 17305 Von Karman Avenue, Irvine, California 92614 at the sum of Four Hundred Seventy Six and 20/100 - (476.20) --- DOLLARS, or more with interest from -0-, until paid at the rate of -0- % per cent annum, so long as I remain an employee of First Alliance Mortgage Company, payable monthly, first payment begins April 1, 1997.

Anything herein to the contrary notwithstanding, in the event of a voluntary sale, transfer or conveyance of all or any portion of the property described herein, any indebtedness or obligation hereunder, shall at the option of the holder hereof, immediately become due and payable.

Upon termination prior to full repayment, the interest rate will change to an annual rate of 10%, and as such time monthly payments will be adjusted to a fully amortizing amount, which, when paid over the remaining term, will fully repay all interest and the remaining principal.

Maker reserves the right at any time to repay, in whole or in part, the principal or interest (if any) owing on this Note, which prepayment may be made without premium or penalty.

Principal payable in lawful money of the United States of America. If action be instituted on this note I promise to pay such sum as the Court may fix as Attorney's fees. This note is secured by a Deed of Trust of even date herewith, and the maturity of this note may be accelerated as provided in that Deed of Trust.



_____________________________                ______________________________
Jeffrey W. Smith        Date                 Marcie L. Smith          Date